Exhibit 10.3

BRYN MAWR TRUST LETTERHEAD

October 3, 2014

Spitz Inc. 700 Brandywine Drive Chadds Ford, PA 19317 Attn: Jonathan Shaw, President & CEO	Evans & Southerland Computer Corporation 600 Komas Drive Salt Lake City, UT 84108 Attn: David Bateman, President & CEO

Re:
(1) Loan Agreement between Spitz Inc. (“Borrower”) and The Bryn Mawr Trust
      Company (“Lender”), as successor in interest to First Keystone Bank

(2) Loan Agreement dated as of September 11, 2008 between Debtor and Lender, as successor in interest to First Keystone Bank

(3) Business Loan Agreement dated March 15, 2012 by and between Debtor and Lender

Gentlemen:

As you know, the assertion of claims by the Pension Benefit Guaranty Corporation (“PBGC”) and related liens against your properties resulting therefrom, constitute an Event of Default under the above Loan Agreements as well as the mortgages, security agreements, guarantees and amendments related thereto (the “Loan Documents”).  As a result of those Events of Default, notice and existence of which you hereby acknowledge, Lender is no longer obligated to make any further advances under the line of credit under the Business Loan Agreement dated March 15, 2012 referred to above, and has elected to suspend any further advances thereunder.

You have been attempting to negotiate a settlement of the PBGC lien and claims, and, although we have not yet approved any waiver of the defaults under the Loan Documents or further participation in financing Borrower, we have been cooperating in your attempt to negotiate a settlement with the PBGC including a subordination of the PBGC liens to those of Lender.  We now understand that you do not expect an agreement with the PBGC to be reached before the end of this year, and you have asked us to forbear from exercising any further remedies, other than suspension of advances under the line of credit, until January 15, 2015 while you attempt to negotiate a settlement which is acceptable to you and also to us.

We have agreed to do so on the following conditions, the breach of which will terminate our forbearance:

A.           You acknowledge your liability as Borrower and Guarantor, as the case may be, for the loans (“Loans”) evidenced and secured by the Loan Documents, agree that you have no defense to the same, and agree that you will continue to make debt service payments under the Loan Documents and otherwise comply with the terms thereof;

B.           No further adverse events occur in the condition of Borrower or Guarantor;

C.           You agree that in addition to the cross-default provisions in the Loan Documents, the provisions entitled “Financial Covenants and Ratios” and “Negative Covenants” set forth in the above Business Loan Agreement dated March 15, 2012 are hereby incorporated as additional covenants in all of the Loan Documents effective immediately and continuing until the Loans are paid in full.

D.           You agree that our willingness to forbear in exercising further remedies set forth in the Loan Documents, does not constitute an agreement to further forbear, to accept any proposed settlement with PBGC or to renew or extend the Line of Credit.

Kindly execute and return the enclosed copy of this letter so as to indicate your agreement to the foregoing.

Very truly yours,

/s/ Wayne McKillop
Wayne McKillop
Vice President, Commercial Banking

The undersigned agree to the foregoing terms.

SPITZ INC.	EVANS & SOUTHERLAND COMPUTER
CORPORATION

By:/s/ Jonathan Shaw	By: /s/ David H. Bateman
Name: JONATHAN SHAW	Name: David H. Bateman
Title: PRESIDENT	Title: PRESIDENT & CEO